UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2008
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-08733	85-0212130
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona		85705
(Address of principal executive offices)		(Zip Code)

520-292-0266
Registrant's telephone number, including area code

1 Wetmore Road, Suite 203
Tucson, Arizona
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
1.01	Entry Into a Material Definitive Agreement
9.01	Financial Statements and Exhibits

2.

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement

Amendment of Credit Agreement with Nedbank Limited

Nord Resources Corporation (“Nord”), which is reactivating copper mining at the Johnson Camp Mine in Arizona, today announced that it has agreed with Nedbank Limited on amending its credit agreement originally entered into on June 17, 2007, pursuant to the terms of an Amended and Restated Credit Agreement dated as of June 30, 2008 (the “Amended Credit Agreement”).

The Amended Credit The amended credit agreement continues to provide Nord Resources with a US$25 million secured term-loan credit facility to help facilitate the construction, start-up, and operation of Nord’s Johnson Camp Mine, as well as a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by Nord, with the aggregate amount of all term loans being US$25 million.

Under the Amended Credit Agreement, the end of the period during which the term loans will be available has been extended from June 30, 2008 to December 31, 2008, and the due date of the first payment has been changed from December 31, 2008 to March 31, 2009. In addition, the loan repayments must now be made in 15 equal quarterly installments rather than in 16 equal quarterly installments. Finally, the Amended Credit Agreement extends the completion date for the work necessary to bring the Johnson Camp Mine into full operation from July 2009 to October 2009

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit
10.1	Amended and Restated Credit Agreement dated June 30, 2008*
99.1	News Release dated July 7, 2008*

* Filed herewith.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

	By:	/s/ Wayne Morrison
DATE: July 7, 2008
Wayne Morrison
Chief Financial Officer

4.